Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES DECEMBER CASH DISTRIBUTION

DALLAS, Texas, December 19, 2016 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.058907 per unit, payable on January 17, 2017, to unit holders of record on December 30, 2016.

This month’s distribution increased from the previous month due to an increase in the net production of oil and gas for the Waddell Ranch properties, along with an increase in the pricing of oil and gas production. The Waddell Ranch Properties contributed $1,830,102 to this month’s distribution. The Texas Royalty Properties had an increase in oil and gas production, along with an increase in pricing of oil and gas production. The Texas Royalty Properties contributed $983,107 to this month’s distribution. Capital expenditures on the Waddell Ranch continue to be lower than previous months, with it being mostly facility projects for the remainder of the year.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 67,819 barrels of oil and 401,193 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 30,273 barrels of oil and 179,643 Mcf of gas. The average price for oil was $45.12 per bbl and for gas was $2.93 per Mcf. This would primarily reflect production and pricing for the month of October for oil and the month of September for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,261,746. Deducted from these would be the Lease Operating Expense (LOE) of $1,154,342, taxes of $371,372 and Capital Expenditures (CAPEX) of $295,895 totaling $1,821,609 resulting in a Net Profit of $2,440,137 for the month of November. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,830,102 to this month’s distribution.

ConocoPhillips has revised the 2016 capital expenditure budget which will total $2.45 million for the entire Waddell Ranch Project and $1.08 million net to the Trust. There will be no new drilled wells, no recompletions, and only some facilities projects.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	67,819	401,193	30,273	179,643	*	$45.12	$2.93	**
Texas Royalties	24,833	31,732	23,591	30,145	*	$43.68	$4.47	**
Prior Month
Waddell Ranch	64,156	381,540	26,080	155,573	*	$41.06	$2.75	**
Texas Royalties	23,088	29,618	21,934	28,138	*	$41.03	$3.86	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 24,833 barrels of oil and 31,732 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 23,591 barrels of oil and 30,145 Mcf of gas. The average price for oil was $43.68 per bbl and for gas was $4.47 per Mcf. This would primarily reflect production and pricing for the month of October for oil and the month of September for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,226,511. Deducted from these would be taxes totaling $191,661 resulting in a Net Profit of $1,034,850 for the month of November. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $983,107 to this month’s distribution.

General and Administrative Expenses deducted for the month were $68,156 resulting in a distribution of $2,745,603 to 46,608,796 units outstanding, or $0.058907 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2016 tax information packets are expected to begin mailing directly to unitholders in early March 2017. A copy of Permian’s 2016 tax information booklet is expected to be posted on Permian’s website by March 1, 2017. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by the end of February for 2016 tax reporting.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper, Senior Vice President
Southwest Bank, Trustee, Toll Free – 1.855.588.7839